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                                                                   EXHIBIT 10.62

                                 June 20, 1996

Dear:

     APPLIED BIOSCIENCE INTERNATIONAL INC. ("APBI or the "Company") considers the continuing maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the uncertainty and questions which a potential change of control may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company further recognizes that in your role as a key executive of the ENVIRON Division of the APBI Environmental Sciences Group, Inc. ("ENVIRON"), you will have increased duties and responsibilities in responding to a change of control, particularly during the transition period prior to the consummation of any change of control. Accordingly, the Company's Board of Directors has determined that given the intent of the Board of Directors to pursue a sale or merger of the Company, it is imperative that the Company and the Board of Directors be able to rely upon you to remain in your position during the transition period and to provide assistance and advice, if requested, in conjunction with the proposed acquisition of the Company by Pharmaceutical Product Development, Inc. ("PPD").

     This letter agreement sets forth the additional benefits which the Company agrees will be provided to you in the event of a "change in control of the Company" (as defined in Section 1 hereof) or under the circumstances described below.

     1. CHANGE IN CONTROL. For purposes of this Agreement, a "change in control of the Company" shall mean the merger of the Company with and into Wilmington Merger Corp., a wholly-owned subsidiary of PPD, pursuant to the terms of the Agreement and Plan of Reorganization by and among the Company, Wilmington Merger Corp., and PPD, dated June 20, 1996.

     2. DUTIES DURING TRANSITION. From the date of the announcement of the proposed change in control of the Company through the date on which the change in control occurs, you agree to use your best efforts to promote the change in control of the Company to ENVIRON employees, to foster morale among ENVIRON employees, to discuss the proposed change in control of the Company with analysts, as requested by the Company, and to assist PPD in developing a business plan for ENVIRON following the change in control of the Company.

     3. COMPENSATION UPON CHANGE IN CONTROL. If you are employed by ENVIRON upon the occurrence of a change in control of the Company, the Company shall make a lump sum payment to you of $185,000. This payment shall be made no later than ten (10) days following the change in control of the Company.

     4. COMPENSATION UPON TERMINATION OF EMPLOYMENT. Upon your termination of employment by ENVIRON (other than for "cause" as defined herein) prior to the change in control of the Company, the Company shall make a lump sum payment to you equal to $185,000. This payment shall be made no later than ten (10) days following your termination of employment. For purposes of this agreement, "cause" shall mean an act or acts involving fraud, embezzlement or theft from the Company, or your willful and repeated failure to follow the directions of the Board of Directors that continues for at least ten (10) days following written notice from the Board of Directors of such failure to follow directions.

     5. LAPSE. Should you voluntarily leave employment with ENVIRON prior to a change in control of the Company or if you are terminated for cause prior to a change in control of the Company, this Agreement shall lapse and be of no other force and effect and no compensation will be payable to you hereunder. This Agreement shall lapse and be of no further force or effect if the change of control of the Company does not occur prior to December 31, 1996.

     6. SUCCESSORS; BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same
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manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

     9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,

                                        APPLIED BIOSCIENCE INTERNATIONAL INC.

                                        By:
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                                           Stephen L. Waechter
                                           Senior Vice President and Chief
                                            Financial Officer

AGREED TO SO AS TO BE
EFFECTIVE JUNE 20, 1996

By:
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